EXHIBIT 99.1

Form Letter for Retention Bonus Agreement

October 22, 2007

RE: Retention Bonus

Dear __________:

The Company recognizes that the possibility of Change in Control can create uncertainty and distraction among the employees, which may work to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken to encourage and incent you to remain in the employ of the Company through any Change in Control of the Company. A “Change in Control” is as defined in Exhibit A to this letter.

Accordingly, in consideration for your agreement to remain in the employment of the Company, the Company agrees to pay you within two business days following each date specified on Schedule 1 attached hereto (each a “Retention Date”) the amount specified on Schedule 1 (the “Retention Bonus”), provided that you are in the employ of the Company as of each such Retention Date.

Nothing contained in this letter agreement changes your employment relationship with the Company and this is not a contract of employment. In addition, you are expected to abide by all company policies and standards of conduct applicable to employees of the Company.

In the event that your employment is terminated for cause, you will forfeit your right to receive any Retention Bonus to which you would have otherwise been entitled. Termination for “cause” shall mean:

(A)	Conviction of a felony in the conduct of your official duties or the failure by you to contest prosecution of a felony.

(B)	Disclosure to unauthorized persons of Company information which is believed by the Board of Directors of the Company to be confidential which is demonstrably and materially adverse to the Company.

(C)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

(D)
Willful and continued failure to perform substantially your duties with the Company (other than for disability) after a written demand for substantial performance is delivered by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board or the Chief Executive Officer believes that you have not substantially performed your duties and, if the failure is one that can be cured, you do not comply within thirty (30) days after receipt of such demand.

In the event that you voluntarily terminate your employment with the Company prior to a Retention Date, you will forfeit your rights to any remaining Retention Bonus.

If you accept the terms and conditions set forth in this letter, please sign and return the enclosed copy of this letter to the undersigned.

AURORA OIL & GAS CORPORATION

By:

Accepted and agreed to:

By:

Date: ______________________________________, 2007

EXHIBIT A TO RETENTION LETTER AGREEMENT

For purposes of the Retention Bonus, a Change in Control is defined to occur when: the occurrence of any of the following events (but only if with respect to the employee, such event would constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code):

1. Change in Stock Ownership. Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, for the first time constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1. This Section 1 applies only when there is a transfer or issuance of stock of the Company and stock in the Company remains outstanding after the transaction.

2. Change in Effective Control. Either of the following occurs:

(A)
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the possessing for the first time 30% or more of the total voting power of the stock of the Company; or

(B)
A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

3. Change in Asset Ownership. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company (without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions. However, a Change in Control shall not occur under this paragraph 3if assets are transferred to:

(A)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding stock of the Company; or

(D)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (C) above;

Except as otherwise provided in this Section 3, status under subparagraphs (A), (B), (C), and (D) above is determined immediately after the transfer of assets.

For purposes of this Section 3, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations (including the Company) that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the extent of ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. However, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. In addition, persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time.

SCHEDULE 1

RETENTION BONUS

Employee	Date	Amount
	October 26, 2007	$
	December 26, 2007	$
	February 26, 2008	$
	April 28, 2008	$